Exhibit 99.3

VMware Reports Second Quarter 2012 Results

- Year-over-Year Revenue Growth of 22% to $1.12 Billion

- Operating Margin of 18.9%; Non-GAAP Operating Margin of 31.9%

- Trailing Twelve Months Operating Cash Flows Growth of 33% to $2.05 Billion; Free Cash Flows Growth of 29% to $2.01 Billion

PALO ALTO, Calif., July 23, 2012 — VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced financial results for the second quarter of 2012:

•	Revenues for the second quarter were $1.12 billion, an increase of 22% from the second quarter of 2011, and 23% measured in constant currency.

•

Operating income for the second quarter was $212 million, an increase of 13% from the second quarter of 2011. Non-GAAP operating income for the second quarter was $358 million, an increase of 23% from the second quarter of 2011.

•

Net income for the second quarter was $192 million, or $0.44 per diluted share, compared to $220 million, or $0.51 per diluted share, for the second quarter of 2011. Non-GAAP net income for the quarter was $296 million, or $0.68 per diluted share, compared to $235 million, or $0.55 per diluted share, for the second quarter of 2011.

•	Trailing twelve months operating cash flows were $2.05 billion, an increase of 33%. Trailing twelve months free cash flows were $2.01 billion, an increase of 29%.

•	Cash, cash equivalents and short-term investments were $5.3 billion and unearned revenue was $2.9 billion as of June 30, 2012.

U.S. revenues for the second quarter of 2012 grew 22% to $551 million from 2011. International revenues grew 22% to $572 million from 2011.

License revenues for the second quarter of 2012 were $517 million, an increase of 11% from 2011. Service revenues, which include software maintenance and professional services, were $606 million for 2012, an increase of 33% from 2011.

“The quarter’s strong performance reflects the continued confidence customers have in our solutions,” said Paul Maritz, chief executive officer, VMware. “Our products, amplified by the recent acquisitions, including Nicira, are providing the means for our customers to transform IT as we move into the Cloud Era.”

“We are very pleased with our second quarter results,” said Carl Eschenbach, chief operating officer, VMware. “Despite the tough market conditions, we achieved record quarterly results in total revenue, license revenue, and non-GAAP operating income. Third quarter 2012 revenues are expected to be in the range of $1.11 and $1.15 billion. Annual 2012 revenues are expected to be in the range of $4.540 and $4.635 billion, an increase of 20.5% to 23.0% from 2011. Annual license revenues are expected to grow between 11% and 15%.”

Recent Highlights & Strategic Announcements

•

Today, July 23, 2012 VMware announced the acquisition of Nicira, Inc., a pioneer in software-defined networking and a leader in network virtualization for open source initiatives. VMWare will acquire Nicira, Inc. for approximately $1.05 billion in cash plus approximately $210 million of assumed unvested equity awards. The acquisition is a key part of VMware’s vision for delivering the software-defined datacenter.

•

In June 2012, VMware announced that it has been positioned by Gartner, Inc. in the Leaders Quadrant of the 2012 Magic Quadrant for x86 Server Virtualization Infrastructure. According to Gartner, “The x86 server virtualization infrastructure market is the foundation for two extremely important market trends that relate and overlap: infrastructure modernization and cloud computing. … Virtualization is a fundamental enabler to IaaS, and will be used to establish private cloud services, public cloud services and interoperable hybrid cloud services.”

•

Recent product announcements included: VMware vFabric™ Suite 5.1, featuring new capabilities that automate the deployment and management of complex applications on VMware cloud infrastructure and the introduction of an in-memory distributed SQL database. VMware View™ 5.1 and an updated portfolio of end-user computing solutions, including Horizon Application Manager™ 1.5 and VMware Project Octopus Beta, that will help IT organizations empower a more agile, productive and connected enterprise.

•

Recently, VMware closed two acquisitions: DynamicOps, a provider of cloud automation solutions that enable provisioning and management of IT services across heterogeneous environments including VMware-based private and public clouds, physical infrastructures, multiple hypervisors and Amazon Web Services, and Wanova, a leading provider of physical desktop management solutions. With Wanova, VMware now offers leading solutions for centralized image management of both physical and virtual desktops.

VMware plans to host a conference call today to review its second quarter 2012 results and to discuss its financial outlook. The call is scheduled to begin at 2:00 p.m. PT/ 5:00 p.m. ET and can be accessed via the Web at http://ir.vmware.com. The webcast will be available live, and a replay will be available following completion of the live broadcast for approximately 60 days.

About VMware

VMware is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2011 revenues of $3.77 billion, VMware has more than 350,000 customers and 50,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

# # #

VMware, VMware vFabric, VMware View, and Horizon Application Manager are registered trademarks or trademarks of VMware, Inc. in the United States and other jurisdictions. Other marks mentioned herein are trademarks, which are proprietary to VMware, Inc. or another company.

# # #

*Gartner, Inc., Magic Quadrant for x86 Server Virtualization Infrastructure, Thomas J. Bittman, et al, June 11, 2012. Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding VMware’s third quarter and annual revenue and license revenue projections, our expectations for growth and leadership in virtualization and cloud infrastructure, the consummation of the Nicira acquisition, the opportunities VMware expects from these acquisitions, the planned integration of acquired company technologies with VMware product offerings and the prospective benefits to customers, important IT market trends and the role of VMware products in the transformation to the Cloud Era and expected benefits to customers of newly available VMware products and services, such as VMware vFabric Suit 5.1, VMware View 5.1, Horizon Application Manager 1.5 and VMware Project Octopus Betas. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) the satisfaction of closing conditions for the Nicira transaction; (ii) adverse changes in general economic or market conditions; (iii) delays or reductions in consumer or information technology spending; (iv) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization market, and new product and marketing initiatives by our competitors; (v) factors that affect timing of license revenue recognition such as product announcements and promotions and beta programs; (vi) our customers’ ability to develop, and to transition to, new products and computing strategies such as cloud computing and desktop virtualization; (vii) the uncertainty of customer acceptance of emerging technology; (viii) changes in the willingness of customers to enter into longer term licensing and support arrangements; (ix) rapid technological and market changes in virtualization software and platforms for cloud and desktop computing; (x) changes to product development timelines; (xi) VMware’s relationship with EMC Corporation and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xii) our ability to protect our proprietary technology; (xiii) our ability to attract and retain highly qualified employees; (xiv) the successful integration of acquired companies and assets into VMware; and (xv) fluctuating currency exchange rates. These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Michael Haase

VMware Investor Relations

mhaase@vmware.com

650-427-2875

Nick Fuentes

VMware Global Communications

nfuentes@vmware.com

650-427-1104

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Operating activities:
Net income	$191,729	$220,158	$383,165	$345,970
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	89,392	74,709	175,158	155,658
Stock-based compensation, excluding amounts capitalized	100,900	85,442	182,706	166,015
Excess tax benefits from stock-based compensation	(32,701)	(101,256)	(86,383)	(151,264)
Gain on sale of Terremark investment	—	(56,000)	—	(56,000)
Other	373	2,864	(555)	3,826
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(91,296)	(54,757)	135,254	26,583
Other assets	(69,444)	(16,133)	(117,150)	(34,053)
Due to/from EMC, net	(43,403)	(35,265)	12,145	25,435
Accounts payable	4,894	(11,105)	17,419	(1,707)
Accrued expenses	95,753	102,780	936	34,211
Income taxes receivable from EMC	—	141,000	—	176,444
Income taxes payable	12,367	4,674	67,733	37,601
Deferred income taxes, net	(1,416)	11,119	(36,371)	(958)
Unearned revenue	134,177	94,566	233,872	212,952

Net cash provided by operating activities	391,325	462,796	967,929	940,713

Investing activities:
Additions to property and equipment	(44,336)	(95,186)	(78,007)	(122,232)
Purchase of leasehold interest	—	(173,126)	—	(173,126)
Capitalized software development costs	—	(25,437)	—	(52,859)
Purchases of available-for-sale securities	(1,253,605)	(529,038)	(1,955,068)	(1,127,805)
Sales of available-for-sale securities	348,437	223,491	770,754	376,588
Maturities of available-for-sale securities	277,099	277,390	534,076	492,969
Sale of strategic investments	—	76,000	—	78,513
Business acquisitions, net of cash acquired	(102,166)	(189,138)	(102,166)	(204,088)
Transfer of net assets under common control	—	(7,973)	—	(20,463)
Other investing	(2,677)	31,858	(4,174)	(27,142)

Net cash used in investing activities	(777,248)	(411,159)	(834,585)	(779,645)

Financing activities:
Proceeds from issuance of common stock	33,554	110,543	144,595	200,714
Repurchase of common stock	(178,195)	(132,660)	(178,195)	(280,389)
Excess tax benefits from stock-based compensation	32,701	101,256	86,383	151,264
Shares repurchased for tax withholdings on vesting of restricted stock	(51,346)	(48,666)	(64,983)	(70,578)

Net cash provided by (used in) financing activities	(163,286)	30,473	(12,200)	1,011

Net increase (decrease) in cash and cash equivalents	(549,209)	82,110	121,144	162,079
Cash and cash equivalents at beginning of the period	2,626,109	1,708,934	1,955,756	1,628,965

Cash and cash equivalents at end of the period	$2,076,900	$1,791,044	$2,076,900	$1,791,044

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
License	$517,222	$464,806	$999,149	$883,805
Services	605,804	456,404	1,179,059	881,126

Total revenues	1,123,026	921,210	2,178,208	1,764,931
Operating expenses (1):
Cost of license revenues	56,553	48,928	113,296	104,946
Cost of services revenues	122,669	103,547	236,841	197,426
Research and development	248,594	189,241	470,984	358,404
Sales and marketing	391,501	314,560	754,913	617,484
General and administrative	91,799	78,042	173,099	146,277

Operating income	211,910	186,892	429,075	340,394
Investment income	6,945	3,715	12,688	7,121
Interest expense with EMC	(1,158)	(972)	(2,445)	(1,931)
Other income (expense), net	(3,560)	56,639	(1,275)	56,804

Income before income taxes	214,137	246,274	438,043	402,388
Income tax provision	22,408	26,116	54,878	56,418

Net income	$191,729	$220,158	$383,165	$345,970

Net income per weighted-average share, basic for Class A and Class B	$0.45	$0.52	$0.90	$0.83
Net income per weighted-average share, diluted for Class A and Class B	$0.44	$0.51	$0.88	$0.80
Weighted-average shares, basic for Class A and Class B	427,223	419,657	426,106	418,557
Weighted-average shares, diluted for Class A and Class B	434,647	430,473	434,014	429,984
(1) Includes stock-based compensation as follows:
Cost of license revenues	$524	$438	$964	$904
Cost of services revenues	7,103	5,740	12,922	11,328
Research and development	48,027	46,074	87,404	87,958
Sales and marketing	33,883	23,264	59,117	45,787
General and administrative	11,363	9,926	22,299	20,038

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$2,076,900	$1,955,756
Short-term investments	3,269,969	2,556,450
Accounts receivable, net of allowance for doubtful accounts of $2,942 and $3,794	748,698	882,857
Due from EMC, net	61,654	73,799
Deferred tax asset	151,704	128,471
Other current assets	127,528	80,439

Total current assets	6,436,453	5,677,772
Property and equipment, net	553,124	525,490
Capitalized software development costs, net and other	109,532	154,236
Deferred tax asset	172,190	156,855
Intangible assets, net	402,425	407,375
Goodwill	1,827,068	1,759,080

Total assets	$9,500,792	$8,680,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$77,026	$49,747
Accrued expenses and other	590,268	587,650
Unearned revenues	1,850,681	1,764,109

Total current liabilities	2,517,975	2,401,506
Note payable to EMC	450,000	450,000
Unearned revenues	1,091,709	944,309
Other liabilities	120,415	114,711

Total liabilities	4,180,099	3,910,526
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 127,264 and 123,610 shares	1,273	1,236
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	3,377,466	3,212,264
Accumulated other comprehensive income	3,183	1,176
Retained earnings	1,935,771	1,552,606

Total stockholders’ equity	5,320,693	4,770,282

Total liabilities and stockholders’ equity	$9,500,792	$8,680,808

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended June 30, 2012

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$56,553	(524)	(20)	(13,749)	—	(20,760)	—	$21,500
Cost of services revenues	$122,669	(7,103)	(393)	(1,098)	—	—	—	$114,075
Research and development	$248,594	(48,027)	(2,131)	(751)	—	—	—	$197,685
Sales and marketing	$391,501	(33,883)	(1,440)	(2,928)	—	—	—	$353,250
General and administrative	$91,799	(11,363)	(459)	—	(1,640)	—	—	$78,337
Operating income	$211,910	100,900	4,443	18,526	1,640	20,760	—	$358,179
Operating margin	18.9%	9.0%	0.5%	1.6%	0.1%	1.8%	—	31.9%
Income before income taxes	$214,137	100,900	4,443	18,526	1,640	20,760	—	$360,406
Income tax provision	$22,408						42,465	$64,873
Tax rate	10.5%							18.0%
Net income	$191,729	100,900	4,443	18,526	1,640	20,760	(42,465)	$295,533
Net income per weighted-average share, basic for Class A and Class B (3)	$0.45	$0.24	$0.01	$0.04	$—	$0.05	$(0.10)	$0.69
Net income per weighted-average share, diluted for Class A and Class B (4)	$0.44	$0.23	$0.01	$0.04	$—	$0.05	$(0.09)	$0.68

(1)	For the second quarter of 2012, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $20.8 million for the second quarter of 2012.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 427,223 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 434,647 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended June 30, 2011

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Gain on sale of Terremark (2)	Tax Adjustment (3)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$48,928	(438)	(43)	(11,104)	—	(19,807)	—	—	—	$17,536
Cost of services revenues	$103,547	(5,740)	(502)	(1,242)	—	—	—	—	—	$96,063
Research and development	$189,241	(46,074)	(3,773)	(797)	—	29,594	(4,157)	—	—	$164,034
Sales and marketing	$314,560	(23,264)	(2,254)	(2,426)	—	—	—	—	—	$286,616
General and administrative	$78,042	(9,926)	(618)	(36)	(1,210)	—	—	—	—	$66,252
Operating income	$186,892	85,442	7,190	15,605	1,210	(9,787)	4,157	—	—	$290,709
Operating margin	20.3%	9.3%	0.8%	1.7%	0.1%	-1.2%	0.6%	—	—	31.6%
Other income, net	$56,639							(56,000)		$639
Income before income taxes	$246,274	85,442	7,190	15,605	1,210	(9,787)	4,157	(56,000)	—	$294,091
Income tax provision	$26,116								32,702	$58,818
Tax rate	10.6%									20.0%
Net income	$220,158	85,442	7,190	15,605	1,210	(9,787)	4,157	(56,000)	(32,702)	$235,273
Net income per weighted-average share, basic for Class A and Class B (4)	$0.52	$0.20	$0.02	$0.04	$—	$(0.02)	$0.01	$(0.13)	$(0.08)	$0.56
Net income per weighted-average share, diluted for Class A and Class B (5)	$0.51	$0.20	$0.02	$0.04	$—	$(0.02)	$0.01	$(0.13)	$(0.08)	$0.55

(1)	For the second quarter of 2011, we capitalized $29.6 million (including $4.2 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $19.8 million for the second quarter of 2011.
(2)	VMware realized a gain of $56.0 million on the sale of its investment in Terremark Worldwide, Inc.
(3)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(4)	Calculated based upon 419,657 basic weighted-average shares for Class A and Class B.
(5)	Calculated based upon 430,473 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Six Months Ended June 30, 2012

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items and Other	Capitalized Software Development Costs (1)	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$113,296	(964)	(36)	(27,028)	—	(42,598)	—	$42,670
Cost of services revenues	$236,841	(12,922)	(847)	(2,196)	—	—	—	$220,876
Research and development	$470,984	(87,404)	(4,054)	(1,502)	—	—	—	$378,024
Sales and marketing	$754,913	(59,117)	(3,439)	(5,860)	—	—	—	$686,497
General and administrative	$173,099	(22,299)	(841)	—	(1,679)	—	—	$148,280
Operating income	$429,075	182,706	9,217	36,586	1,679	42,598	—	$701,861
Operating margin	19.7%	8.4%	0.3%	1.7%	0.1%	2.0%	—	32.2%
Income before income taxes	$438,043	182,706	9,217	36,586	1,679	42,598	—	$710,829
Income tax provision	$54,878						73,071	$127,949
Tax rate	12.5%							18.0%
Net income	$383,165	182,706	9,217	36,586	1,679	42,598	(73,071)	$582,880
Net income per weighted-average share, basic for Class A and Class B (3)	$0.90	$0.43	$0.02	$0.09	$—	$0.10	$(0.17)	$1.37
Net income per weighted-average share, diluted for Class A and Class B (4)	$0.88	$0.42	$0.02	$0.08	$—	$0.11	$(0.17)	$1.34

(1)	For the first half of 2012, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $42.6 million for the first half of 2012.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 426,106 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 434,014 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Six Months Ended June 30, 2011

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Gain on sale of Terremark (2)	Tax Adjustment (3)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$104,946	(904)	(67)	(20,144)	—	(48,272)	—	—	—	$35,559
Cost of services revenues	$197,426	(11,328)	(879)	(2,484)	—	—	—	—	—	$182,735
Research and development	$358,404	(87,958)	(5,844)	(1,594)	—	61,898	(9,039)	—	—	$315,867
Sales and marketing	$617,484	(45,787)	(3,307)	(4,515)	—	—	—	—	—	$563,875
General and administrative	$146,277	(20,038)	(857)	(72)	(1,382)	—	—	—	—	$123,928
Operating income	$340,394	166,015	10,954	28,809	1,382	(13,626)	9,039	—	—	$542,967
Operating margin	19.3%	9.4%	0.6%	1.6%	0.1%	-0.7%	0.5%	—	—	30.8%
Other income, net	$56,804							(56,000)		$804
Income before income taxes	$402,388	166,015	10,954	28,809	1,382	(13,626)	9,039	(56,000)	—	$548,961
Income tax provision	$56,418								53,374	$109,792
Tax rate	14.0%									20.0%
Net income	$345,970	166,015	10,954	28,809	1,382	(13,626)	9,039	(56,000)	(53,374)	$439,169
Net income per weighted-average share, basic for Class A and Class B (4)	$0.83	$0.40	$0.03	$0.07	$—	$(0.03)	$0.01	$(0.13)	$(0.13)	$1.05
Net income per weighted-average share, diluted for Class A and Class B (5)	$0.80	$0.39	$0.03	$0.07	$—	$(0.03)	$0.01	$(0.13)	$(0.12)	$1.02

(1)	For the first half of 2011, we capitalized $61.9 million (including $9.0 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $48.3 million for the first half of 2011.
(2)	VMware realized a gain of $56.0 million on the sale of its investment in Terremark Worldwide, Inc.
(3)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(4)	Calculated based upon 418,557 basic weighted-average shares for Class A and Class B.
(5)	Calculated based upon 429,984 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

REVENUE BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
License	$517,222	$464,806	$999,149	$883,805
Services:
Software maintenance	519,119	386,329	1,011,389	750,135
Professional services	86,685	70,075	167,670	130,991

Total services	605,804	456,404	1,179,059	881,126

Total revenues	$1,123,026	$921,210	$2,178,208	$1,764,931

Percentage of revenues:
License	46.1%	50.5%	45.9%	50.1%
Services:
Software maintenance	46.2%	41.9%	46.4%	42.5%
Professional services	7.7%	7.6%	7.7%	7.4%

Total services	53.9%	49.5%	54.1%	49.9%

Total revenues	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

(in thousands)

(unaudited)

	For the Three Months Ended June 30,
	2012	2011
GAAP cash flows from operating activities	$391,325	$462,796
Capitalized software development costs	—	(25,437)
Excess tax benefits from stock-based compensation	32,701	101,256
Capital expenditures	(44,336)	(95,186)

Free cash flows	$379,690	$443,429

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

(in thousands)

(unaudited)

	For the Trailing Twelve Months Ended June 30,
	2012	2011
GAAP cash flows from operating activities	$2,052,849	$1,544,027
Capitalized software development costs	(21,139)	(75,837)
Excess tax benefits from stock-based compensation	159,622	286,220
Capital expenditures	(185,866)	(193,819)

Free cash flows	$2,005,466	$1,560,591

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, we have disclosed in this press release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, non-GAAP income per diluted share, non-GAAP operating margin, free cash flows and trailing twelve-month free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures, other than free cash flows, differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of intangible assets, acquisition related items and the net effect of the amortization and capitalization of software development costs. Free cash flows differ from GAAP cash flows from operating activities in its treatment of capitalized software development costs, excess tax benefits from stock-based compensation and capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude expenses and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, determining the fair value of certain of the stock-based instruments we utilize involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock options, which is an element of our ongoing stock-based compensation expense, is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies.

•

Excess tax benefits from stock-based compensation. We account for stock-based compensation under GAAP, which requires that we report the excess income tax benefit from stock-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flows in order to generally classify cash flows arising from income taxes as operating cash flows.

•

Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond our control and do not correlate to the operation of the business.

•

Amortization of intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•

Acquisition related items. Acquisition related items include direct costs of acquisitions, such as transaction fees, which vary significantly and are unique to each acquisition. Additionally, VMware does not acquire businesses on a predictable cycle.

•

Capitalized software development costs. Capitalized software development costs encompasses capitalization of development costs and the subsequent amortization of the capitalized costs over the useful life of the product. Amortization and capitalization of software development costs can vary significantly depending upon the timing of products reaching technological feasibility and being made generally available. In addition, we exclude the capitalization of software from our free cash flows to better convey management’s view of operating cash flows. To the extent that we capitalize costs under generally accepted accounting guidance, we increase our GAAP operating cash flows due to the treatment of capitalized costs as cash used in investing activities. Historically, the amount of software development costs that we capitalized during a given fiscal period was often significant. However, following the release of VMware vSphere 5 and the comprehensive suite of cloud infrastructure technologies in the third quarter of 2011, management determined that VMware’s go-to-market strategy had changed from single solutions to product suite solutions. As a result of this change in strategy, and the related increased importance of interoperability between our products, the length of time between achieving technological feasibility and general release to customers has significantly decreased. Given that we expect the majority of our product offerings to be suites or to have key components that interoperate with our other product offerings, the costs incurred subsequent to achievement of technological feasibility are expected to be immaterial in future periods and we do not expect to record significant capitalized software development costs under our current strategy. We did not record capitalized software development costs during the first half of 2012. We also expect amortization of previously capitalized software development costs to steadily decline as previously capitalized software development costs become fully amortized.

•

Tax Adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating our non-GAAP income. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Additionally, we believe that the non-GAAP financial measure, free cash flows, is meaningful to investors because we review cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations. As discussed above, we also exclude capitalization of software development costs and the excess income tax benefit from stock-based compensation from our measure of free cash flows.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in costs of revenues and operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.

Revenue Growth in Constant Currency

We invoice and collect in the Euro, the British Pound, the Japanese Yen, and the Australian Dollar in their respective regions. As a result, our total revenues are affected by changes in the U.S. Dollar against these currencies.

In order to provide a comparable framework for assessing how our business performed excluding the effect of foreign currency fluctuations, management analyzes year-over-year revenue growth on a constant currency basis.

Since all of our entities operate with the U.S. Dollar as their functional currency, unearned revenues for orders booked in currencies other than U.S. Dollars are converted into U.S. Dollars at the exchange rate in effect for the month in which each order is booked. We calculate constant currency on license revenues recognized during the current period that were originally booked in currencies other than U.S. Dollars by comparing the exchange rates used to recognize revenue in the current period against the exchange rates used to recognize revenue in the comparable period. We do not calculate constant currency on services revenues, which include software maintenance revenues and professional services revenues.